Exhibit 99.9

North Holdings 3 Oy supplements the tender offer document relating to the public tender offer for all the shares in Caverion Corporation; shareholders can choose the Alternative Consideration as of February 13, 2023

NORTH HOLDINGS 3 OY / CAVERION CORPORATION     STOCK EXCHANGE RELEASE     February 10, 2023 at 16:30 EET

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

North Holdings 3 Oy supplements the tender offer document relating to the public tender offer for all the shares in Caverion Corporation; shareholders can choose the Alternative Consideration as of February 13, 2023

As previously announced, North Holdings 3 Oy (the “Offeror”) and Caverion Corporation (the “Company” or “Caverion”) have on November 3, 2022 entered into a combination agreement, which was amended on January 24, 2023 (as amended, the “Combination Agreement”), pursuant to which the Offeror has made a recommended voluntary public tender offer to acquire all of the issued and outstanding shares in Caverion that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The Offeror has on November 24, 2022 published a tender offer document, dated November 24, 2022, and on January 13, 2023 published the first supplement document to the tender offer document, concerning the Tender Offer (the tender offer document, as supplemented from time to time, the “Tender Offer Document”). The offer period for the Tender Offer commenced on November 24, 2022, at 9:30 a.m. (Finnish time) and will expire on February 28, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended further or any extended offer period is discontinued as described in the terms and conditions of the Tender Offer.

The Offeror announced on January 24, 2023 improvement to the consideration offered in the Tender Offer, extension of the offer period, lowering the acceptance threshold and renewal of the recommendation by the Board of Directors of Caverion. As announced on January 24, 2023, the Offeror supplements the Tender Offer Document with detailed information on the terms and conditions of the improved Tender Offer, including the Alternative Consideration Instruments. The Finnish Financial Supervisory Authority has today approved the Finnish language version of the related supplement to the Tender Offer Document (the “Supplement Document”). The Supplement Document includes the amended terms and conditions of the Tender Offer. The Supplement Document is attached as Appendix 1 to this stock exchange release.

North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates (together “Bain Capital” and such funds being the “Bain Capital Funds”), Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”) form a consortium (the “Consortium”) for the purposes of the Tender Offer.

OFFER PRICE OF THE TENDER OFFER

The shareholders of Caverion are in the Tender Offer given the possibility to choose either: (i) a fixed cash payment of EUR 8.50 per Share payable in nine (9) months from the date of the first completion trades in the Tender Offer implemented through the issuance of a debt instrument with the nominal principal amount of EUR 8.50 (the “Alternative Consideration Instrument”) for each Share tendered in the Tender Offer, or (ii) an immediate cash consideration of EUR 8.00 upon completion of the Tender Offer (the “Cash Offer Price”) for each Share tendered in the Tender Offer. The Alternative Consideration Instruments will be issued by the Offeror on the date(s) of the completion trades of the Tender Offer with the nominal principal amount of EUR 8.50 and will be redeemed at their full nominal amount upon their maturity on the date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments. Shareholders choosing the Alternative Consideration will be issued one (1) Alternative Consideration Instrument for each Share tendered in the Tender Offer in connection with the completion trades of the Tender Offer. The acceptance of the Tender Offer with Alternative Consideration may be submitted on the business day following the publication of the Supplement Document, i.e. from February 13, 2023. More detailed instructions are included in the Supplement Document and under section “The Acceptance Procedure of the Tender Offer” below.

Shareholders holding Shares on Finnish equity savings accounts are not eligible to elect the Alternative Consideration Instrument in respect of such Shares for regulatory reasons. Instead of the Alternative Consideration Instruments, the shareholders holding Shares on the Finnish equity savings accounts have the possibility to elect a non-transferable deferred payment right of EUR 8.50 per Share to be paid in cash nine (9) months from the date of the first completion trades in the Tender Offer (the “Deferred Payment Right”, and together with the Alternative Consideration Instruments the “Alternative Consideration”). The Alternative Consideration and the Cash Offer Price are jointly referred to as the “Offer Price”.

The Cash Offer Price and the Alternative Consideration have been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.

Bain Capital Europe Fund VI, Security Trading, Fennogens and Corbis have given equity commitments to the Offeror to fund the Offeror for the purposes of the Tender Offer and the designated purpose of such equity commitments is to enable payment of the aggregate Cash Offer Price and redemption of the Alternative Consideration Instruments and payment of the Deferred Payment to holders of equity savings accounts by the Offeror.

RECOMMENDATION BY THE BOARD OF DIRECTORS OF CAVERION

The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend in its statement issued on February 9, 2023 pursuant to the Finnish Securities Markets Act (746/2012, as amended) and the Helsinki Takeover Code issued by the Finnish Securities Market Association (the “Helsinki Takeover Code”) that the shareholders of Caverion accept the Tender Offer. The Board of Directors of Caverion has received an updated opinion, dated January 24, 2023, of Caverion’s exclusive financial adviser, Bank of America Europe DAC, Stockholm branch (“BofA Securities”), to the effect that, as of the date of such opinion, the increased Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Improved Tender Offer, was fair from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in such opinion. The opinion of BofA Securities was provided for the use and benefit of the Board of Directors of Caverion and does not constitute a recommendation as to how any holders of Shares should act in connection with the Tender Offer or any related matter.

THE ACCEPTANCE PROCEDURE OF THE TENDER OFFER

Acceptance of the Tender Offer with Alternative Consideration may only be submitted on the business day following the publication of the Supplement Document, i.e. from February 13, 2023.

Before February 13, 2023, acceptance of the Tender Offer can only be made with the Cash Offer Price. Each shareholder of Caverion whose acceptance of the Tender Offer has been submitted before February 13, 2023, shall be deemed to have accepted the Tender Offer with the Cash Offer Price.

If a shareholder of Caverion has submitted the acceptance of the Tender Offer before February 13, 2023 in respect of the Shares held by him/her and wishes to elect the Alternative Consideration instead of the Cash Offer Price, such shareholder must submit a valid withdrawal of his/her earlier acceptance of the Tender Offer in accordance with instructions from the account operator and submit a duly executed acceptance form for the Alternative Consideration. Neither the Offeror nor Nordea (in its capacity as arranger and an account operator) will charge the shareholders for withdrawing their acceptance of the Tender Offer in order to accept the Alternative Consideration in such a situation.

A shareholder may only choose to receive either the Alternative Consideration or the Cash Offer Price for all Shares held on the same book-entry account, and, consequently, shareholders may only tender for mixed consideration if the relevant Shares are held on separate book-entry accounts.

The shareholders holding Shares on equity savings accounts who have selected the Alternative Consideration will receive, instead of the Alternative Consideration Instruments, non-transferable rights to payment from the Offeror, and to demonstrate these, the book-entries named as other rights will be recorded to a shareholder’s equity savings account.

Most Finnish account operators will send a new notice regarding the Tender Offer and related instructions to those who are registered as shareholders in the shareholders’ register of Caverion maintained by Euroclear Finland. Shareholders of Caverion who do not receive such instructions from their account operator or asset manager should first contact their account operator or asset manager and can subsequently contact Nordea Bank Abp (“Nordea”) by sending an email to caverion-offer@nordea.com, where such shareholders of Caverion can receive information on submitting their acceptance of the Tender Offer. Please note, however, that Nordea will not be engaging in communications relating to the Tender Offer with shareholders located within the United States. Shareholders who are located within the United States may contact their brokers for necessary information.

Those shareholders of Caverion whose Shares are nominee-registered, and who wish to accept the Tender Offer, must effect such acceptance in accordance with the instructions given by the custodian of the nominee-registered shareholders. The Offeror will not send an acceptance form or any other documents related to the Tender Offer to these shareholders of Caverion.

For more information on the acceptance procedure of the Tender Offer, see section “Terms and Conditions of the Tender Offer – Acceptance Procedure of the Tender offer” in the Supplement Document. All shareholders of Caverion are advised to carefully review the Tender Offer Document and the Supplement Document before deciding on the acceptance of the Tender Offer.

The Finnish language versions of the Tender Offer Document and the Supplement Document are available on the internet at www.caverion-offer.fi and www.nordea.fi/caverion-ostotarjous as of February 10, 2023. The English language translations of the Tender Offer Document and the Supplement Document are available on the internet at www.caverion-offer.com and www.nordea.fi/caverion-offer as of February 10, 2023.

Investor and Media enquiries:

Caverion

Milena Hæggström, Head of Investor Relations and External Communications, Caverion Corporation, tel. +358 40 5581 328, milena.haeggstrom@caverion.com

Bain Capital, Security Trading, Fennogens and Corbis

Iris Nevanlinna, +358 40 577 9229, iris.nevanlinna@miltton.com

ABOUT THE CONSORTIUM

Bain Luxco is owned and controlled by the Bain Capital Funds. Bain Capital is one of the most experienced and successful private investment firms globally, having made more than 1,230 primary and add-on investments with approximately USD 160 billion assets under management. The firm has more than 620 investment professionals worldwide spread throughout its global network in Europe, Asia and North America. Bain Capital has made numerous successful and value-enhancing investments and exits in the Nordic region over the past years. Notably, the company led the successful take-private of Ahlstrom-Munksjö, a global leader in innovative and sustainable fiber-based materials, which was delisted from Nasdaq Helsinki in 2021. Further, from 2012 Bain Capital was the owner of Bravida, a leading Nordic technical installation and services provider, listing the business on Nasdaq Stockholm in 2015.

Security Trading is an investment company owned by the Antti Herlin family. As at the date of this announcement, Antti Herlin, Security Trading and Hisra Consulting and Finance Oy, which is a company fully owned by Security Trading, together hold approximately 15.43 percent of the Shares and votes in Caverion (excluding shares held in treasury by Caverion).

Fennogens is an investment company owned by the Georg Ehrnrooth, Henrik Ehrnrooth and Carl-Gustaf Ehrnrooth families. As at the date of this announcement, Fennogens holds approximately 10.38 percent of the Shares and votes in Caverion (excluding shares held in treasury by Caverion).

Corbis is an investment company owned by the Henrik Ehrnrooth family. As at the date of this announcement, Corbis holds approximately 1.27 percent of the Shares and votes in Caverion (excluding shares held in treasury by Caverion).

ABOUT CAVERION

Caverion is a public limited liability company incorporated under the laws of Finland with its shares listed on the official list of Nasdaq Helsinki. Caverion is a Northern & Central European-based expert for smart and sustainable built environments, enabling performance and people’s well-being. Caverion offers expert guidance during the entire life cycle of buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management as well as advisory services. At the end of September 2022, there were more than 15,000 professionals serving customers at the service of Caverion Group in 10 countries.

IMPORTANT INFORMATION

THIS STOCK EXCHANGE RELEASE MAY NOT BE RELEASED OR OTHERWISE DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS STOCK EXCHANGE RELEASE IS NOT A TENDER OFFER DOCUMENT OR A SUPPLEMENT DOCUMENT TO TENDER OFFER DOCUMENT AND AS SUCH DOES NOT CONSTITUTE AN OFFER OR INVITATION TO MAKE A SALES OFFER. IN PARTICULAR, THIS STOCK EXCHANGE RELEASE IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN, AND IS NOT AN EXTENSION OF THE TENDER OFFER, IN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. INVESTORS SHALL ACCEPT THE TENDER OFFER FOR THE SHARES ONLY ON THE BASIS OF THE INFORMATION PROVIDED IN THE TENDER OFFER DOCUMENT AND THE POSSIBLE SUPPLEMENT DOCUMENTS TO THE TENDER OFFER DOCUMENT. OFFERS WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND.

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT, THE SUPPLEMENT DOCUMENT AND RELATED ACCEPTANCE FORMS WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAWS OR REGULATIONS. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, OR BY USE OF THE POSTAL SERVICE OF, OR BY ANY MEANS OR INSTRUMENTALITY (INCLUDING, WITHOUT LIMITATION, FACSIMILE TRANSMISSION, TELEX, TELEPHONE OR THE INTERNET) OF INTERSTATE OR FOREIGN COMMERCE OF, OR ANY FACILITIES OF A NATIONAL SECURITIES EXCHANGE OF, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. THE TENDER OFFER CANNOT BE ACCEPTED, DIRECTLY OR INDIRECTLY, BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA AND ANY PURPORTED ACCEPTANCE OF THE TENDER OFFER RESULTING DIRECTLY OR INDIRECTLY FROM A VIOLATION OF THESE RESTRICTIONS WILL BE INVALID.

THIS STOCK EXCHANGE RELEASE HAS BEEN PREPARED IN COMPLIANCE WITH FINNISH LAW, THE RULES OF NASDAQ HELSINKI LTD AND THE HELSINKI TAKEOVER CODE AND THE INFORMATION DISCLOSED MAY NOT BE THE SAME AS THAT WHICH WOULD HAVE BEEN DISCLOSED IF THIS STOCK EXCHANGE RELEASE HAD BEEN PREPARED IN ACCORDANCE WITH THE LAWS OF JURISDICTIONS OUTSIDE OF FINLAND.

Information for shareholders of Caverion in the United States

Shareholders of Caverion in the United States are advised that the Shares are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 (the “802 Exemption”) under the U.S. Securities Act of 1933 (the “U.S. Securities Act”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this stock exchange release has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including this stock exchange release, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that (whether paid initially in cash or upon redemption of any Alternative Consideration Instruments) the offer price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of this stock exchange release and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer (including the offer of the Alternative Consideration Instruments), passed upon the merits or fairness of the Tender Offer (including the offer of the Alternative Consideration Instruments), or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer (including in relation to the Alternative Consideration Instruments). Any representation to the contrary is a criminal offence in the United States.

THE ALTERNATIVE CONSIDERATION INSTRUMENTS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND THE ALTERNATIVE CONSIDERATION INSTRUMENTS CONSTITUTE “RESTRICTED SECURITIES” PURSUANT TO THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITH UNITED STATES OR TO, OR FOR, THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS.

The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

It may be difficult for Caverion’s shareholders and the holders of the Alternative Consideration Instruments to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders and the holders of the Alternative Consideration Instruments may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THE TENDER OFFER DOCUMENT OR THE SUPPLEMENT DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT OR THE SUPPLEMENT DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

Disclaimer

UBS AG London Branch is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the United Kingdom. UBS AG London Branch is acting exclusively for the Offeror and no one else in connection with the Tender Offer or the matters referred to in this document, will not regard any other person (whether or not a recipient of this document) as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any other transaction or arrangement referred to in this document.

Advium Corporate Finance Ltd is acting exclusively on behalf of the Offeror and no one else in connection with the Tender Offer or other matters referred to in this document, does not consider any other person (whether the recipient of this document or not) as a client in connection to the Tender Offer, and is not responsible to anyone other than the Offeror for providing protection or providing advice in connection with the Tender Offer or any other transaction or arrangement referred to in this document.

Goldman Sachs International, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this stock exchange release.

Nordea Bank Abp is acting as financial adviser to the Offeror and arranger outside of the United States and no one else in connection with the Tender Offer, and will not regard any other person as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protection afforded to clients of Nordea Bank Abp, nor for providing advice in relation to the Tender Offer or the other matters referred to in this stock exchange release. For the avoidance of doubt, Nordea Bank Abp is not registered as a broker or dealer in the United States of America and will not be engaging in direct communications relating to the Tender Offer with investors located within the United States (whether on a reverse inquiry basis or otherwise). U.S. shareholders should contact their brokers with any questions relating to the Tender Offer.

BNP Paribas, which is duly authorized and lead-supervised by the European Central Bank and the Autorité de Contrôle Prudentiel et de Résolution, is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of BNP Paribas, or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this stock exchange release.

Bank of America Europe DAC, Stockholm branch, a subsidiary of Bank of America Corporation, is acting exclusively for Caverion and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than Caverion for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any matter or arrangement referred to in this stock exchange release.

Appendix 1: Supplement Document